SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2003

Apogee Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30656	04-3005815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

129 Morgan Drive, Norwood, MA 02062

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 551-9450

Item 9.  Regulation FD Disclosure.

On Tuesday, May 27, 2003, Apogee and one of its former Directors, Dr. Anton Schrafl (“Schrafl”), filed a complaint in United States District Court for the District of Massachusetts (the “Court”) against Orange Investments, Ltd. (“Orange”) and Jay Greig (together with Orange, the “Defendants”).  Orange and Schrafl entered into a loan agreement in October 2002, pursuant to which Orange agreed to lend Schrafl approximately $2.5 million secured by a pledge by Schrafl of 613,000 shares of restricted common stock, $.01 par value per share, of Apogee.

The complaint alleges that the Defendants have, among other things, (i) violated Rule 144 under the Securities Act of 1933, as amended, and Section 13(d) of the Securities Exchange Act of 1934, as amended, by selling the restricted shares of Apogee’s common stock in violation of the loan agreement and without complying with the reporting requirements of the federal securities laws; (ii) violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder by engaging in fraudulent acts and practices, and (iii) breached the terms of the agreements relating to these matters, to the detriment of both Apogee and Schrafl.

On June 6, 2003, following a hearing on the matter, the Court issued a preliminary injunction ordering the Defendants and their agents, officers, directors, servants, employees and attorneys, and each one of them, to desist and refrain from any and all transactions involving the stock of Apogee, including, but not limited to, any and all sales of any portion of the 613,000 shares of Apogee stock tendered to Orange by Schrafl under the loan agreement.

Apogee and Schrafl have also requested that the Court (i) issue an order requiring the Defendants to place the 613,000 shares of Apogee common stock held as collateral for the loan to Schrafl in escrow with the Court or a third-party escrow agent; (ii) assess damages against the Defendants on all counts and award plaintiffs damages; (iii) award plaintiffs their reasonable attorneys’ fees and costs; and grant such other and further relief as the Court deems just and proper.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apogee Technology, Inc.

(Registrant)

Date: June 10, 2003	By:	/s/ Herbert M. Stein
Herbert M. Stein
Chairman of the Board, President and
Chief Executive Officer